Exhibit 99.1

ITT Reports First-Quarter Earnings Per Share of $0.88, Adjusted EPS of $0.97

  Revenue up 4% (7% organic) driven primarily by Connect & Control Technologies (CCT)
  Orders up 11% (14% organic) driven by strong demand in Industrial Process (IP) and CCT
  Deployed over $235 million of capital, including $186 million of share repurchases
  Announced $140 million acquisition of Habonim, a specialty valves manufacturer, in Q2
  Maintaining full year 2022 revenue, segment margin and adjusted EPS guidance

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--May 3, 2022--ITT Inc. (NYSE: ITT) today reported financial results for the first quarter ended April 2, 2022. The company reported a year-over-year revenue increase of 4.0%, up 6.8% on an organic basis. This was primarily driven by strong demand for connectors and aerospace components in CCT and short-cycle products in IP, strength in Motion Technologies (MT) Friction aftermarket, and pricing actions that contributed approximately 3% to organic revenue growth – most notably in MT.

Segment operating margin of 14.6% for the first quarter declined 240 basis points versus prior year driven by significant cost inflation, which negatively impacted margins by 760 basis points year over year, a charge related to the suspension of operations in Russia, and strategic investments for growth. This was partially offset by pricing actions and productivity savings across the businesses, and higher sales volume primarily in CCT.

Earnings per share of $0.88 for the first quarter declined 11.0% versus prior year due to lower segment operating income, which included a charge related to the suspension of operations in Russia, partially offset by the benefit of share repurchases and a lower effective tax rate. Excluding the impact of the Russia charge and other items, adjusted earnings per share of $0.97 declined 8.5% versus prior year driven by significantly higher material and overhead costs which more than offset the operational improvements and pricing actions.

Operating cash flow for the first quarter declined $73.5 million to $(2.7) million primarily due to lower segment operating income, increased working capital investments to support sales growth and to mitigate continued supply chain disruptions, and timing of accounts receivable collections.

Table 1. First Quarter Performance
	Q1 2022	Q1 2021	Change
Revenue	$726.2	$698.4	4.0%
Organic			6.8%
Segment Operating Income	$105.8	$118.8	(10.9)%
Segment Operating Margin	14.6%	17.0%	(240)	bps
Adjusted Segment Operating Income	$116.4	$122.1	(4.7)%
Adjusted Segment Operating Margin	16.0%	17.5%	(150)	bps
Earnings Per Share	$0.88	$0.99	(11.1)%
Adjusted Earnings Per Share	$0.97	$1.06	(8.5)%
Operating Cash Flow	$(2.7)	$70.8	(103.8)%
Free Cash Flow	$(32.7)	$53.6	(161.0)%

Note: all results unaudited

Management Commentary

“Once again, this quarter all of our ITTers around the world drove a solid performance, focusing relentlessly on the right priorities, further demonstrating ITT’s resiliency. We fought a significant labor shortage at the beginning of 2022 stemming from the sudden and sharp rise in the COVID-19 omicron variant in January. We faced inflation that was higher than planned in raw materials and overhead costs as well as labor shortages in North America. And, we are now managing the impacts of the war in Ukraine which in the quarter impacted our Friction, rail, and Industrial Process businesses. Still, despite all these challenges, the team delivered on its commitments in Q1,” said Luca Savi, Chief Executive Officer and President of ITT.

“We continued to outperform in the main end markets where we participate and are investing for the future. In the first quarter we drove 14% organic orders growth on the strength of Industrial Process and Connect & Control Technologies. We generated 7% organic revenue growth driven by all businesses despite continued labor, material, and supply constraints, with CCT growing 23% organically. We deployed over $235 million of capital, including to repurchase $186 million of ITT shares, reducing our share count by 2%. Finally, on April 4th we announced the acquisition of Habonim, an Israeli-based manufacturer of specialty ball valves and actuation technologies, which further demonstrates our commitment to strategically deploy our capital,” Savi continued.

Savi concluded, “There are clear headwinds in the near term. We are taking actions to address these challenges and continue to invest in the future of ITT, both organically and through M&A, to ensure we grow profitability and outperform over the long term.”

Table 2. First Quarter Segment Results
	Revenue			Operating Income
	Q1 2022	Reported Increase / (Decrease)	Organic Growth / (Decline)	Q1 2022	Reported Increase / (Decrease)	Adjusted Increase / (Decrease)
Motion Technologies	$370.1	0.3%	4.0%	$59.7	(21.4)%	(14.7)%
Industrial Process	202.2	-%	1.9%	20.4	(34.2)%	(19.1)%
Connect & Control Technologies	154.6	21.4%	23.2%	25.7	117.8%	81.7%
Total segment results	726.2	4.0%	6.8%	105.8	(10.9)%	(4.7)%

Note: all results unaudited; excludes intercompany eliminations; comparisons to Q1 2021

Motion Technologies revenue increased primarily due to demand in Friction’s aftermarket business. Operating income decreased to $59.7 million primarily due to significantly higher material inflation, partially offset by pricing actions and productivity savings.

Industrial Process revenue was flat year over year due to growth in the short cycle businesses within the general industrial and chemical markets, offset by a decline in pump project activity. IP’s results continue to be impacted by labor shortages, supplier delays, and extended lead times, principally in the projects business. Operating income decreased to $20.4 million primarily due to higher material inflation, partially offset by productivity savings, favorable sales mix, and pricing actions.

Connect & Control Technologies revenue increased due to strong connector sales, principally in the industrial market, and higher component sales in commercial aerospace and defense. Operating income increased to $25.7 million primarily driven by productivity savings, higher sales volume, and limited pricing actions, partially offset by higher material costs and unfavorable sales mix.

2022 Guidance

We continue to expect revenue growth of 7% to 9%, or up 9% to 11% on an organic basis; segment operating margin of 17.5% to 18.4%; and adjusted segment operating margin of 17.6% to 18.5%, up 40 to 130 bps. We now expect earnings per share of $4.07 to $4.50, with no change to adjusted earnings per share of $4.30 to $4.70 per share, up 6% to 16%. Free cash flow is now expected to be in a range of $250 million to $300 million, representing free cash flow margin of approximately 8% to 10% for the full year.

The company’s 2022 guidance assumes continued disruptions in the global supply chain stemming from labor shortages, supplier delays, and raw material inflation, which we anticipate will persist through at least the first half of 2022. The guidance also assumes a significant reduction in sales in Russia stemming from the conflict in Ukraine, which we currently estimate will impact revenue by approximately $60 to $85 million for the full year. The guidance does not include the potential impact, if any, of a prolonged shutdown in China due to the reemergence of COVID-19.

Investor Conference Call Details

ITT’s management will host a conference call for investors on Tuesday, May 3 at 8:30 a.m., Eastern Time. The briefing can be accessed live via webcast which is available on the company’s website: investors.itt.com. A replay of the webcast will be available for 90 days following the presentation. A replay will also be available telephonically from two hours after the webcast until Tuesday, May 17, 2022, at midnight, Eastern Time. Reconciliations of non-GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In addition, the conference call (including the financial results presentation material) may include, and officers and representatives of ITT may from time to time make and discuss, projections, goals, assumptions, and statements that may constitute “forward-looking statements”. These forward-looking statements are not historical facts, but rather represent only a belief regarding future events based on current expectations, estimates, assumptions and projections about our business, future financial results, and the industry in which we operate, and other legal, regulatory, and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain, and, by their nature, many are inherently unpredictable and outside of ITT’s control, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith, and believed to have a reasonable basis. However, we cannot provide any assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.

Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation:

  impacts on our business due to the COVID-19 pandemic, including:
    variant strains of the virus, as well as the timing, effectiveness and availability of, and people’s receptivity to, vaccines or other medical remedies;
    disruptions to our operations and demand for our products, increased costs, disruption of supply chain and other constraints in the availability of key commodities and other necessary services;
    government-mandated site closures, employee illness, skilled labor shortages, the impact of potential travel restrictions, stay-in-place restrictions, and vaccination requirements on our business and workforce; and
    customer and supplier bankruptcies, impacts to the global economy and financial markets, and liquidity challenges in accessing capital markets;
  uncertain global economic and capital markets conditions, including those due to COVID-19, trade disputes between the U.S. and its trading partners, political and social unrest, and the availability and fluctuations in prices of steel, oil, copper, tin, and other commodities;
  volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements;
  failure to manage the distribution of products and services effectively;
  failure to compete successfully and innovate in our markets;
  failure to protect our intellectual property rights or violations of the intellectual property rights of others;
  the extent to which there are quality problems with respect to manufacturing processes or finished goods;
  the risk of cybersecurity breaches;
  loss of or decrease in sales from our most significant customers;
  risks due to our operations and sales outside the U.S. and in emerging markets;
  the impacts on our business from the military conflict between Russia and Ukraine, and the global response to it;
  fluctuations in foreign currency exchange rates and the impact of such fluctuations on our hedging arrangements;
  fluctuations in interest rates and the impact of such fluctuations on our cost of debt;
  fluctuations in demand or customers’ levels of capital investment and maintenance expenditures, especially in the oil and gas, chemical, and mining markets, or changes in our customers’ anticipated production schedules, especially in the commercial aerospace market;
  the risk of material business interruptions, particularly at our manufacturing facilities;
  risk of liabilities from past divestitures and spin-offs;
  failure of portfolio management strategies, including cost-saving initiatives, to meet expectations;
  risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government;
  fluctuations in our effective tax rate, including as a result of possible tax reform legislation in the U.S. and other jurisdictions;
  changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform;
  failure to comply with the U.S. Foreign Corrupt Practices Act (or other applicable anti-corruption legislation), export controls and trade sanctions, including tariffs;
  risk of product liability claims and litigation; and
  changes in laws relating to the use and transfer of personal and other information.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation (and expressly disclaim any obligation) to update any forward-looking statements, whether written or oral or as a result of new information, future events or otherwise. More information on factors that could cause actual results or events to differ materially from those anticipated is included in the Risk Factors section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

For the Three Months Ended	April 2, 2022	April 3, 2021
Revenue	$726.2	$698.4
Cost of revenue	507.8	469.4
Gross profit	218.4	229.0
General and administrative expenses	60.4	58.1
Sales and marketing expenses	38.4	36.7
Research and development expenses	25.0	24.3
Operating income	94.6	109.9
Interest and non-operating income, net	(0.2)	(1.3)
Income from continuing operations before income tax expense	94.8	111.2
Income tax expense	19.5	24.7
Net income	75.3	86.5
Less: Income attributable to noncontrolling interests	0.5	0.3
Net income attributable to ITT Inc.	$74.8	$86.2

Earnings (loss) per share attributable to ITT Inc.:
Basic	$0.88	$1.00
Diluted	$0.88	$0.99

Weighted average common shares – basic	84.8	86.3
Weighted average common shares – diluted	85.2	86.9

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
	April 2, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$710.4	$647.5
Receivables, net	615.8	555.1
Inventories, net	475.6	430.9
Other current assets	102.7	88.6
Total current assets	1,904.5	1,722.1
Non-current assets:
Plant, property and equipment, net	504.9	509.1
Goodwill	918.5	924.3
Other intangible assets, net	80.9	85.7
Other non-current assets	316.8	324.2
Total non-current assets	1,821.1	1,843.3
Total assets	$3,725.6	$3,565.4
Liabilities and Shareholders’ Equity
Current liabilities:
Commercial paper and current maturities of long-term debt	$487.0	$197.6
Accounts payable	411.0	373.4
Accrued liabilities	344.3	357.3
Total current liabilities	1,242.3	928.3
Non-current liabilities:
Postretirement benefits	196.4	199.9
Other non-current liabilities	196.7	206.5
Total non-current liabilities	393.1	406.4
Total liabilities	1,635.4	1,334.7
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 83.6 shares and 85.5 shares, respectively	83.6	85.5
Retained earnings	2,334.6	2,461.6
Total accumulated other comprehensive loss	(333.3)	(321.3)
Total ITT Inc. shareholders’ equity	2,084.9	2,225.8
Noncontrolling interests	5.3	4.9
Total shareholders’ equity	2,090.2	2,230.7
Total liabilities and shareholders’ equity	$3,725.6	$3,565.4

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Three Months Ended	April 2, 2022	April 3, 2021
Operating Activities
Income from continuing operations attributable to ITT Inc.	$74.8	$86.2
Adjustments to income from continuing operations:
Depreciation and amortization	27.3	28.5
Equity-based compensation	3.7	3.3
Other non-cash charges, net	10.2	6.3
Changes in assets and liabilities:
Change in receivables	(70.7)	(50.1)
Change in inventories	(48.4)	(21.2)
Change in contract assets	(1.7)	0.6
Change in contract liabilities	11.8	(2.7)
Change in accounts payable	48.6	36.6
Change in accrued expenses	(42.5)	(12.4)
Change in income taxes	10.1	10.4
Other, net	(25.9)	(14.7)
Net Cash – Operating Activities	(2.7)	70.8
Investing Activities
Capital expenditures	(30.0)	(17.2)
Other, net	0.6	0.1
Net Cash – Investing Activities	(29.4)	(17.1)
Financing Activities
Commercial paper, net borrowings	290.7	(42.6)
Long-term debt, repayments	-	(0.1)
Share repurchases under repurchase plan	(163.9)	(50.0)
Share repurchases from net settlement of employee stock incentive plans	(8.4)	(11.0)
Dividends paid	(22.4)	(19.1)
Other, net	0.6	-
Net Cash – Financing Activities	96.6	(122.8)
Exchange rate effects on cash and cash equivalents	(1.5)	(10.4)
Net cash – operating activities of discontinued operations	(0.1)	(0.1)
Net change in cash and cash equivalents	62.9	(79.6)
Cash and cash equivalents – beginning of year (includes restricted cash of $0.8 and $0.8, respectively)	648.3	860.6
Cash and Cash Equivalents – End of Period (includes restricted cash of $0.8 and $0.8, respectively)	$711.2	$781.0
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$0.5	$0.2
Income taxes, net of refunds received	$8.5	$13.4

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, some of which are calculated on a non-GAAP basis. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.
Organic Revenues and Organic Orders are defined, respectively, as revenue and orders, excluding the impacts of foreign currency fluctuations and acquisitions. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.
Adjusted Operating Income and Adjusted Segment Operating Income are defined, respectively, as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, restructuring, severance, certain asset impairment charges, certain acquisition-related impacts, unusual or infrequent operating items and, for 2021, asbestos-related impacts. Special items represent charges or credits that impact current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted Operating Margin and Adjusted Segment Operating Margin are defined as adjusted operating income or adjusted segment operating income divided by revenue. Adjusted Segment Decremental or Incremental Operating Margin is defined as the change in adjusted segment operating income divided by the change in revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.
Adjusted Income from Continuing Operations and Adjusted EPS are defined, respectively, as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, restructuring, severance, certain asset impairment charges, certain acquisition-related impacts, income tax settlements or adjustments, unusual or infrequent items, and, for 2021, asbestos-related impacts. Special items represent charges or credits, on an after-tax basis, that impact current results which management views as unrelated to the Company's ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.
Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow Margin is defined as free cash flow divided by revenue. We believe that free cash flow and free cash flow margin provides useful information to investors as it provides insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Orders
First Quarter 2022 & 2021
(In Millions)
(all amounts unaudited)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			$ Change	% Change			Revenue /	$ Change	% Change
			2022 vs. 2021	2022 vs. 2021	Acquisitions	FX Impact	Orders	Adj. 2022 vs. 2021	Adj. 2022 vs. 2021
	Q1 2022	Q1 2021			Q1 2022	Q1 2022	Q1 2022

Revenue
ITT Inc.	$726.2	$698.4	$27.8	4.0%	$-	$(19.9)	$746.1	$47.7	6.8%

Motion Technologies	370.1	369.1	1.0	0.3%	-	(13.9)	384.0	14.9	4.0%
Industrial Process	202.2	202.3	(0.1)	0.0%	-	(3.9)	206.1	3.8	1.9%
Connect & Control Technologies	154.6	127.3	27.3	21.4%	-	(2.2)	156.8	29.5	23.2%

Orders
ITT Inc.	$812.1	$732.9	$79.2	10.8%	$-	$(21.3)	$833.4	$100.5	13.7%

Motion Technologies	369.2	372.3	(3.1)	(0.8%)	-	(14.1)	383.3	11.0	3.0%
Industrial Process	260.1	215.5	44.6	20.7%	-	(4.5)	264.6	49.1	22.8%
Connect & Control Technologies	183.8	145.4	38.4	26.4%	-	(2.7)	186.5	41.1	28.3%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Orders (Sequential)
First Quarter 2022 vs. Fourth Quarter 2021
(In Millions)
(all amounts unaudited)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			$ Change	% Change				$ Change	% Change
			Q1 '22 vs. Q4 '21	Q1 '22 vs. Q4 '21	Acquisitions	FX Impact	Orders	Q1 '22 vs. Q4 '21	Q1 '22 vs. Q4 '21
	Q1 2022	Q4 2021			Q1 2022	Q1 2022	Q1 2022

Orders
ITT Inc.	$812.1	$722.2	$89.9	12.4%	$-	$(4.5)	$816.6	$94.4	13.1%

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Segment Operating Margin
First Quarter 2022 & 2021
(In Millions)
(all amounts unaudited)

	Q1 2022	Q1 2022		Q1 2022	Q1 2021	Q1 2021		Q1 2021	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2022 vs. 2021		As Adjusted 2022 vs. 2021

Revenue:
Motion Technologies	$370.1			$370.1	$369.1			$369.1	0.3%		0.3%
Industrial Process	202.2			202.2	202.3			202.3	0.0%		0.0%
Connect & Control Technologies	154.6			154.6	127.3			127.3	21.4%		21.4%
Intersegment eliminations	(0.7)			(0.7)	(0.3)			(0.3)
Total Revenue	$726.2			$726.2	$698.4			$698.4	4.0%		4.0%

Operating Margin:
Motion Technologies	16.1%	140	BP	17.5%	20.6%	-	BP	20.6%	(450)	BP	(310)	BP
Industrial Process	10.1%	270	BP	12.8%	15.3%	50	BP	15.8%	(520)	BP	(300)	BP
Connect & Control Technologies	16.6%	10	BP	16.7%	9.3%	190	BP	11.2%	730	BP	550	BP
Total Operating Segments	14.6%	140	BP	16.0%	17.0%	50	BP	17.5%	(240)	BP	(150)	BP

Operating Income:
Motion Technologies	$59.7	$5.1		$64.8	$76.0	$-		$76.0	(21.4%)		(14.7%)
Industrial Process	20.4	5.4		25.8	31.0	0.9		31.9	(34.2%)		(19.1%)
Connect & Control Technologies	25.7	0.1		25.8	11.8	2.4		14.2	117.8%		81.7%
Total Segment Operating Income	$105.8	$10.6		$116.4	$118.8	$3.3		$122.1	(10.9%)		(4.7%)

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring, severance costs, acquisition-related expenses, and other unusual or infrequent items.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
First Quarter 2022 & 2021
(In Millions, except per share amounts)
(all amounts unaudited)

	Q1 2022			Q1 2022	Q1 2021			Q1 2021	$ Change	% Change
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Adjusted 2022 vs. 2021	As Adjusted 2022 vs. 2021

Segment operating income	$105.8	$10.6	#A	$116.4	$118.8	$3.3	#A	$122.1
Corporate (expense) income	(11.2)	0.9	#B	(10.3)	(8.9)	3.8	#B	(5.1)
Operating income (loss)	94.6	11.5		106.1	109.9	7.1		117.0	(10.9)	(9.3%)
Operating margin	13.0%			14.6%	15.7%			16.8%

Interest income (expense), net	-	-		-	0.6	-		0.6
Other income (expense), net	0.2	-		0.2	0.7	-		0.7
Income from continuing operations before tax	94.8	11.5		106.3	111.2	7.1		118.3

Income tax (expense) benefit	(19.5)	(3.4)	#C	(22.9)	(24.7)	(1.3)	#C	(26.0)
Income from continuing operations	75.3	8.1		83.4	86.5	5.8		92.3

Less: Income attributable to noncontrolling interests	0.5	-		0.5	0.3	-		0.3
Income from continuing operations - ITT Inc.	$74.8	$8.1		$82.9	$86.2	$5.8		$92.0

EPS from continuing operations	$0.88	$0.09		$0.97	$0.99	$0.07		$1.06	$(0.09)	(8.5%)

Note: Amounts may not calculate due to rounding.
#A -	2022 includes impacts related to the Russia-Ukraine conflict ($8.8M), severance costs ($1.5M) and restructuring costs ($0.3M).
#A -	2021 includes restructuring costs ($3.3M).

#B -	2022 includes severance and other costs ($0.9M).
#B -	2021 includes asbestos related expense ($2.4M), other costs ($1.1M) and restructuring costs ($0.3M).

#C-

2022 includes the net tax benefit of special items #A and #B ($2.2M) and tax benefit for valuation allowance impacts of ($2.8M), partially offset by tax expense on future distribution of foreign earnings ($1.7M) and other tax-related special items.

#C -

2021 includes the net tax benefit of special items #A and #B ($1.3M) and tax benefit for valuation allowance impacts ($2.1M), partially offset by tax expense on future distribution of foreign earnings ($2.5M) and other tax related special items.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow
First Quarter 2022 & 2021
(In Millions)
(all amounts unaudited)

	3M 2022	3M 2021

Net Cash - Operating Activities	$(2.7)	$70.8

Capital expenditures	30.0	17.2

Free Cash Flow	$(32.7)	$53.6

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2022
(Per share amounts)
(all amounts unaudited)

	2022 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$4.07	$4.50

Estimated restructuring, net of tax	0.05	0.03

Other special items, net of tax	0.19	0.18

Other tax special Items	(0.01)	(0.01)

EPS from Continuing Operations - Adjusted	$4.30	$4.70
Note:	The Company has provided forward-looking non-GAAP financial measures for organic revenue growth and adjusted segment operating margin. It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions and certain other special items that may occur in 2022 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted segment operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and has not provided reconciliations for these forward looking non-GAAP financial measures.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow and Free Cash Flow Margin Guidance
Full Year 2022
(In Millions)
(all amounts unaudited)

	2022 Full-Year Guidance
	Low	High

Net Cash - Operating Activities	$405.0	$455.0

Capital expenditures	155.0	155.0

Free Cash Flow	250.0	300.0

Revenue #A	$2,986.0	$2,986.0

Free Cash Flow margin	8%	10%

#A Represents the midpoint of the revenue range provided of 7% to 9%.

Contacts

Investor:
Mark Macaluso
+1 914-641-2064
mark.macaluso@itt.com

Media:
Kellie Harris
+1 914-641-2103
kellie.harris@itt.com